                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

Filed by the registrant [X]
Filed by a party other than the registrant [_]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to rule 14a-11(c) or rule 14a-12

                             ANIKA RESEARCH, INC.
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, schedule or registration statement no.:

     (3)  Filing party:

     (4)  Date filed:

                             ANIKA RESEARCH, INC.
                            236 WEST CUMMINGS PARK
                          WOBURN, MASSACHUSETTS 01801

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO
                     BE HELD ON WEDNESDAY, JANUARY 8, 1997

  The Annual Meeting of Stockholders of Anika Research, Inc. (the "Company") will be held at the Omni Parker House, 60 School Street, Boston, Massachusetts 02108 on Wednesday, January 8, 1997, at 10:00 a.m., local time, to consider and act upon the following matters:

  1. To elect two Class I Directors for a term of three years, pursuant to Massachusetts General Laws, Chapter 156B, Section 50A.

  2. To approve an amendment to the Company's Articles of Organization to change the name of the Company from Anika Research, Inc. to Anika Therapeutics, Inc.

  3. To ratify the selection of KPMG Peat Marwick LLP as the Company's independent auditors for the current fiscal year.

  4. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Stockholders of record at the close of business on November 18, 1996 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books of the Company will remain open.

                                          By Order of the Board of Directors,

                                          Sean F. Moran, Clerk

Woburn, Massachusetts
December 6, 1996

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                             ANIKA RESEARCH, INC.
                            236 WEST CUMMINGS PARK
                          WOBURN, MASSACHUSETTS 01801

            Proxy Statement for the Annual Meeting of Stockholders
                   to be Held on Wednesday, January 8, 1997

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Anika Research, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held at the Omni Parker House, 60 School Street, Boston, Massachusetts 02108 on January 8, 1997 and at any adjournment of that meeting. All proxies will be voted in accordance with the stockholders' instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Annual Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Clerk of the Company or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy.

  On November 18, 1996, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 4,917,023 shares of the Company's common stock, par value $.01 per share ("Common Stock"). Holders of Common Stock are entitled to one vote per share. On November 18, 1996 there were also outstanding and entitled to vote an aggregate of 126,259 shares of the Company's Series A Convertible Preferred Stock, par value $.01 per share ("Preferred Stock"). Holders of Preferred Stock vote on all matters (other than with respect to the election of directors) together with holders of Common Stock as a single class (on an as-converted basis), and are currently entitled to ten votes per share, which is the number of shares of Common Stock into which each such share of Preferred Stock would be convertible at the time of such vote (assuming no change in capitalization of the Company). With respect to the election of directors, holders of Preferred Stock are entitled to vote separately as a class upon the election of up to two directors, with the holders of Common Stock being entitled to vote separately as a class upon the election of the remaining directors.

  The Company's Annual Report for the fiscal year ended August 31, 1996 ("fiscal 1996") was mailed to stockholders, along with these proxy materials and the Company's Annual Report on Form 10-KSB, on or about December 6, 1996.

VOTES REQUIRED

  The holders of a majority-in-interest of the shares of Common Stock and Preferred Stock issued, outstanding and entitled to vote at the Annual Meeting, voting as a single class, shall constitute a quorum for the transaction of business at the Annual Meeting, except that for purposes of the election of directors, the holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the election of directors which the holders of Common Stock are entitled to elect and the holders of a majority of the shares of Preferred Stock issued, outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the election of directors which the holders of Preferred Stock are entitled to elect. Shares of Common Stock and Preferred Stock represented in person or by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

  Pursuant to the terms of the Preferred Stock and the Shareholders' Agreement dated as of May 17, 1995 by and among the Company and the purchasers of the Preferred Stock (the "Shareholders' Agreement"), Axiom Venture Partners Limited Partnership ("Axiom"), a holder of Preferred Stock, previously exercised its right to designate two nominees of the holders of Preferred Stock for election to the Board of Directors. At this time, Samuel McKay and Dr. Harvey Sadow, last year's Axiom nominees, are currently serving on the Board of Directors as Class II Directors. Accordingly, holders of Preferred Stock are not entitled to vote upon the election of any additional directors.

  The affirmative vote of the holders of a plurality of the votes cast by the holders of Common Stock entitled to vote on the matter is required for the election of Directors.

  The affirmative vote of the holders of a majority-in-interest of shares of Common Stock and Preferred Stock (voting on an as-converted basis), voting as a single class, outstanding and entitled to vote on the matter is required for the approval of the amendment to the Articles of Organization to change the name of the Company.

  The affirmative vote of the holders of a majority-in-interest of shares of Common Stock and Preferred Stock (voting on an as-converted basis), voting as a single class, present or represented and voting on the matter is required for the ratification of the selection of KPMG Peat Marwick LLP as the Company's independent auditors for the current fiscal year.

  Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and, will also not be counted as shares voting on such matter. Accordingly, "broker non-votes" and abstentions will have no effect on the voting on matters, such as the ones presented for stockholder approval at the Annual Meeting, that require the affirmative vote of a certain percentage of the shares voting on a matter or the affirmative vote of shares outstanding.

BENEFICIAL OWNERSHIP OF VOTING STOCK

  The following table sets forth the beneficial ownership of the Company's voting stock as of November 1, 1996 by (i) each director, (ii) each of the executive officers (including former executive officers) named in the Summary Compensation Table set forth under the caption "Executive Compensation" below (the "Senior Executives"), (iii) each other person which is known by the Company to beneficially own 5% or more of its voting stock and (iv) all current directors and executive officers as a group:

                                                 NUMBER OF SHARES  PERCENTAGE OF
                                                   BENEFICIALLY     VOTING STOCK
BENEFICIAL OWNER                                     OWNED(1)      OUTSTANDING(2)
----------------                                 ----------------  --------------
Directors
David A. Swann, Ph.D. .........................       731,087(3)        10.8%
Joseph L. Bower................................        67,037(4)         1.1%
Eugene A. Davidson, Ph.D. .....................        53,217(5)         0.9%
Jonathan D. Donaldson..........................       171,357(6)         2.7%
J. Melville Engle..............................           -- (7)         --
Samuel F. McKay................................     1,543,720(8)        23.1%
Harvey S. Sadow, Ph.D. ........................        11,500(9)         0.2%
Steven E. Wheeler..............................       115,857(10)        1.9%
Other Senior Executives
Sean F. Moran..................................       111,440(11)        1.8%
Jing-wen Kuo, Ph.D. ...........................        49,690(12)        0.8%
Robert S. DuFresne.............................        50,000(13)        0.8%
Bernard P. Sullivan............................        57,397(14)        0.9%
Other Principal Stockholders
Axiom Venture Partners Limited Partnership.....     1,543,720(15)       23.1%
All current directors and executive officers as
 a group (11 persons)..........................     2,854,905(16)       37.3%

--------
(1) The number of shares deemed beneficially owned includes shares of Common Stock (a) beneficially owned as of November 1, 1996, (b) subject to receipt upon conversion of shares of Preferred Stock outstanding as of November 1, 1996, (c) subject to receipt upon exercise of Preferred Stock Subscription Warrants ("Warrants") outstanding as of November 1, 1996 and conversion of the resulting shares of Preferred Stock and (d) subject to receipt upon exercise of stock purchase warrants outstanding as of November 1, 1996. The inclusion of any shares of stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Any reference below to shares subject to outstanding stock options held by the person in question refers to stock options that are currently exercisable within 60 days after November 1, 1996. Each outstanding
    Warrant is exercisable for one share of Preferred Stock, and all 60,485 outstanding Warrants are currently exercisable in full.
(2) The number of shares deemed outstanding includes 4,914,698 shares of Common Stock and 126,259 shares of Preferred Stock (representing 1,262,590 shares of Common Stock on an as-converted basis) outstanding as of November 1, 1996, plus any shares subject to outstanding stock options and Warrants held by the person or persons in question.
(3) This amount includes 30,055 shares owned by the wife of Dr. Swann, 50,625 shares owned jointly by Dr. Swann and his wife, 13,217 shares held by three trusts established by Dr. Swann for the benefit of his children, 11,957 shares allocated to Dr. Swann's account under the Anika Research, Inc. Employee Savings and Retirement Plan (the "401(k) Plan"), 3,966 shares of Preferred Stock and 1,900 Warrants. This amount also includes 566,417 shares subject to outstanding stock options. Dr. Swann's address is c/o Anika Research, Inc., 236 West Cummings Park, Woburn, Massachusetts 01801.
 (4) This amount includes 31,167 shares subject to outstanding stock options, 2,087 shares of Preferred Stock and 1,000 Warrants.
 (5) This amount includes 31,167 shares subject to outstanding stock options, 1,252 shares of Preferred Stock and 600 Warrants.
 (6) This amount includes 91,167 shares subject to outstanding stock options, 5,219 shares of Preferred Stock and 2,500 Warrants.
 (7) On October 4, 1996, the Company issued stock options to Mr. Engle for 250,000 shares of Common Stock vesting over four years the first installment of which does not vest until October 4, 1997.
 (8) Represents 104,372 shares of Preferred Stock and 50,000 Warrants held by Axiom (see Note 15 hereto). Mr. McKay, Alan Mendleson and Martin Chanzit are the general partners (the "Axiom General Partners") of Axiom Venture Associates Limited Partnership, the general partner of Axiom, and share voting and investment power with respect to such shares. The Axiom
     General Partners disclaim beneficial ownership of such shares except to the extent of each partner's proportionate pecuniary interest therein.
 (9) This amount includes 11,500 shares subject to outstanding stock options.
(10) This amount includes 31,167 shares subject to outstanding stock options, 5,219 shares of Preferred Stock and 2,500 Warrants.
(11) This amount includes 8,763 shares allocated to Mr. Moran's account under the 401(k) Plan, 91,867 shares subject to outstanding stock options, 731 shares of Preferred Stock and 350 Warrants.
(12) This amount includes 7,630 shares allocated to Dr. Kuo's account under the 401(k) Plan, 41,750 shares subject to outstanding stock options, 21 shares of Preferred Stock and 10 Warrants.
(13) This amount represents 50,000 shares subject to outstanding stock options. Mr. DuFresne was employed as President of the Company until August 1, 1996.
(14) This amount includes 9,230 shares allocated to Mr. Sullivan's account under the 401(k) Plan and 48,167 shares subject to outstanding stock options. Mr. Sullivan was employed as Senior Vice President of Operations until February 5, 1996.
(15) Represents 104,372 shares of Preferred Stock and 50,000 Warrants. Axiom owns approximately 83% of the issued and outstanding Preferred Stock and Warrants. Axiom's address is Axiom Venture Capital, 242 Trumball Street, Hartford, Connecticut 06103.
(16) This amount includes 37,580 shares in the aggregate allocated to the accounts of the executive officers under the 401(k) Plan, 944,369 shares subject to outstanding stock options, 122,867 shares of Preferred Stock and 58,860 Warrants (see Notes 8 and 15 hereto).

                             ELECTION OF DIRECTORS

  The Company's Board of Directors is divided into three classes: Class I, Class II and Class III. Each class of directors serves for a three-year term with one class of directors being elected by the Company's stockholders at each annual meeting.

  Dr. Bower and Dr. Davidson serve as Class I Directors with a term of office expiring at the 1997 Annual Meeting. Mr. Donaldson, Mr. McKay and Dr. Sadow serve as Class II Directors with a term of office expiring at the 1998 Annual Meeting. Dr. Swann, Mr. Wheeler and Mr. Engle serve as Class III Directors with a term of office expiring at the 1999 Annual Meeting.

  Dr. Bower and Dr. Davidson are the Board of Directors' nominees for election to the Board of Directors at the Annual Meeting in 1997. The Class I Directors will be elected to hold office until the Annual Meeting of Stockholders in 2000 and until their successors are duly elected and qualified. Unless otherwise instructed, the persons named in the accompanying proxy will vote, as permitted by the By-Laws of the Company, to elect Dr. Bower and Dr. Davidson as the Class I Directors.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ITS NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

  If either of the Class I Directors becomes unavailable, the person acting under the proxy may vote the proxy for the election of a substitute. It is not presently contemplated that either of the Class I Directors will be unavailable.

  The following table sets forth the name of each director, including the current Class I Directors, his age and the year in which he became a director of the Company.

                                                                        DIRECTOR
      DIRECTOR NAME                                                 AGE  SINCE
      -------------                                                 --- --------
      David A. Swann, Ph.D. .......................................  60   1992
      Joseph L. Bower..............................................  58   1993
      Eugene A. Davidson, Ph.D. ...................................  66   1993
      Jonathan D. Donaldson........................................  47   1992
      J. Melville Engle............................................  46   1996
      Samuel F. McKay..............................................  57   1995
      Harvey S. Sadow, Ph.D. ......................................  74   1995
      Steven E. Wheeler............................................  49   1993

  Dr. Swann is a founder of the Company and was appointed Chairman of the Board in February 1993. In February 1996, he was appointed Chief Scientific Officer of the Company. Previously, Dr. Swann served as President of the Company and Chief Executive Officer. He has served on the Board of Directors of the Company since February 1992. He served as Chairman of the Board of Directors of MedChem Products, Inc. ("MedChem") from 1970 to 1981 and from 1985 to May 1993, President of MedChem from 1970 to 1983, Vice Chairman of MedChem from 1984 to 1985, Chief Executive Officer of MedChem from 1985 to September 1992, Chief Scientific Officer of MedChem from 1985 to May 1993 and as a director of MedChem from 1970 to May 1993. From 1970 to 1987, Dr. Swann was a Biochemist at Shriners Burns Institute (Boston Unit), serving from 1984 to 1987 as Director of Research. In addition, Dr. Swann has held numerous research and teaching positions at Massachusetts General Hospital, Harvard College and Harvard Medical School. Dr. Swann currently holds the appointment of Consultant in Biochemistry (Surgery) at Massachusetts General Hospital. Dr. Swann received a B.S. with honors from Reading University in England, a M.S. from Cornell University, and a Ph.D. from Leeds University.

  Dr. Bower joined the Board of Directors of the Company in February 1993. He has held various positions at the Harvard University Graduate School of Business Administration since 1963. He was named Donald Kirk David Professor of Business Administration at the Harvard Business School in 1972, served as Chairman of the Doctoral Programs and Director of Research from 1989 to 1995, and as Senior Associate Dean for External Relations from 1985 to 1989. Dr. Bower received an A.B. from Harvard University and a M.B.A. and a D.B.A. from the Harvard Business School. He is a director of the Brown Group, Inc., ML Lee Funds I and II, New America High Income Fund, and Sonesta International Hotels Corporation.

  Dr. Davidson joined the Board of Directors of the Company in February 1993. He has been the Chairman of the Department of Biochemistry at Georgetown University Medical School since April 1988. Prior to this position, he was the Chairman of the Department of Biological Chemistry at The Milton S. Hershey Medical Center of the Pennsylvania State University from October 1967 to April 1988. Dr. Davidson also served as Associate Dean for Education at the Hershey Medical Center from November 1975 to January 1987. Dr. Davidson received a B.S. in Chemistry from the University of California, Los Angeles, and a Ph.D. in Biochemistry from Columbia University.

  Mr. Donaldson was Chairman of the Board of the Kevlin Corporation from August 1995 to March 1996 and served as a director from 1993 to 1996. Mr. Donaldson was Vice President of the Company from February 1992 until February 1993 and has served on the Board of Directors of the Company since February 1992. He served as Chief Executive Officer of MedChem from September 1992 to June 1994, as President of MedChem from November 1986 to September 1993, and as Chief Operating Officer of MedChem from November 1986 to September 1992. Prior to his election as President, Mr. Donaldson served as a consultant to MedChem. Prior to his employment with MedChem, Mr. Donaldson was a partner at Harbridge House, a strategic consulting firm located in Boston, Massachusetts, and served as a management consultant at Harbridge House from 1980 to 1986. He received a B.A. from Harvard University and a M.B.A. from the Tuck School of Business Administration at Dartmouth College.

  Mr. Engle was appointed President and Chief Executive Officer of the Company in September 1996. Previously, he served as President and Chief Executive Officer for U.S. Medical Products, a manufacturer and distributor for orthopedic implants, from 1995 to 1996. He was Senior Vice President of Allergan, U.S. Sales & Canadian Operations from 1994 to 1995, Senior Vice President, Latin America & Canada from 1990 to 1994, Vice President of Finance/Chief Financial Officer from 1982 to 1986, and Director of Financial Planning from 1980 to 1982. Mr. Engle received a B.S. from the University of Colorado and a M.B.A. from the University of Southern California.

  Mr. McKay joined the Board of Directors in May 1995. He is currently a general partner of Axiom Venture Partners Limited Partnership, a venture capital firm. He is also a general partner of Connecticut Seed Ventures Limited Partnership, a venture capital firm. Prior to Axiom, Mr. McKay was Director of Venture Capital Investments at Connecticut General Insurance Company and a scientist at the Avco-Everett Research Laboratory. Mr. McKay is also a director of Open Solutions, Inc., CoStar Corporation and Sabre Communications, Inc.

  Dr. Sadow joined the Board of Directors in December 1995. He is currently Chairman of the Board of Cortex Pharmaceuticals, Inc. and Cholestech Corp. Dr. Sadow is also a director of Penederm, Inc., Houghten Pharmaceuticals, Inc., and Cytel Corporation. From 1971 through 1992, Dr. Sadow served as President and Chief Executive Officer, director and later, Chairman of the Board of Boehringer Ingelheim Corporation. He was also a member of the Board of Directors and Chairman of the Pharmaceutical Manufacturers Association Foundation. Dr. Sadow received a B.S. from the Virginia Military Institute, a M.S. from the University of Kansas and a Ph.D. from the University of Connecticut.

  Mr. Wheeler joined the Board of Directors of the Company in February 1993. He is currently the President of Wheeler & Co., a private investment firm. Between 1993 and February 1996 he was Managing Director and a director of Copley Real Estate Advisors and President, Chief Executive Officer and a director of Copley Properties, Inc., a publicly traded real estate investment trust. He was the Chairman and Chief Executive Officer of Hancock Realty Investors, which manages an equity real estate portfolio, from 1991 to February 1993. Prior to this position, he was an Executive Vice President of Bank of New England Corporation from 1990 to 1991.

Mr. Wheeler received a B.S. in Engineering from the University of Virginia, a M.S. in Nuclear Engineering from the University of Michigan and a M.B.A. from the Harvard Business School.

BOARD AND COMMITTEE MEETINGS

  The Company has a standing Executive Committee of the Board of Directors, which is responsible for formulating and establishing a strategic business plan for the future. The Executive Committee reviews and approves the Annual Operating Plan before it is submitted to the Board of Directors for formal approval, and it reviews and monitors actual business performance against projections. The Executive Committee met eleven times during fiscal 1996. The current Executive Committee members are Dr. Swann, Mr. McKay, Mr. Wheeler and Mr. Donaldson.

  The Company has a standing Audit Committee of the Board of Directors, which provides the opportunity for direct contact between the Company's independent auditors and the Board. The Audit Committee met once during fiscal 1996 to make recommendations to the Board relative to the selection of the Company's independent accountants, to confer with the Company's independent accountants regarding the scope, method and result of the audit of the Company's books and records and to report the same to the Board and to establish and monitor policy relative to non-audit services provided by the independent accountants in order to ensure their independence. The current Audit Committee members are Mr. Donaldson, Dr. Bower and Mr. Wheeler.

  The Company has a standing Compensation Committee of the Board of Directors which makes recommendations to the Board regarding compensation issues with respect to the officers of the Company. Non-employee director members of the Compensation Committee determine grants of stock options under the Company's stock option plans. The Compensation Committee met once during fiscal 1996. The current members of the Compensation Committee are Dr. Davidson, Dr. Bower, Mr. Wheeler and Mr. McKay.

  The Board of Directors met eleven times during fiscal 1996. No director attended less than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by all committees on which he then served.

DIRECTORS' COMPENSATION

  During the fiscal year ending August 31, 1996, each director who was not an employee of the Company was entitled to receive a director's fee of $10,000 per year. Pursuant to elections by each non-employee director, in lieu of the $10,000 director's fee, the Company issued stock options to each non-employee director to purchase 10,000 shares of Common Stock at an exercise price of $3.125. All non-employee directors are reimbursed for expenses incurred in attending meetings of the Board of Directors and any committees thereof.

  Non-employee directors are also entitled to participate in the Company's 1993 Director Stock Option Plan (the "Director Plan"). Under the terms of the Director Plan, each non-employee director, upon his or her initial election to the Board of Directors, is entitled to receive the grant of an option to purchase 4,500 shares of Common Stock.

  Each option granted under the Director Plan has, or will have, an exercise price equal to the fair market value of the Common Stock on the date of grant. Options granted under the Director Plan will become exercisable in equal annual installments over a three-year period, but will automatically accelerate upon a "Change in Control of the Company" (as defined in the Director Plan) which, subject to certain exceptions, shall be deemed to occur in the event that (i) a person becomes the beneficial owner of 20% or more of the combined voting power of the Company's then outstanding securities, (ii) individuals who constituted the Board of Directors on April 26, 1993, and subsequent directors approved by such persons, cease to constitute at least a majority of the Board of Directors, (iii) the Company engages in certain mergers, consolidations or recapitalizations or (iv) the stockholders approve a plan of complete liquidation or an agreement for the sale of all or substantially all of the Company's assets. The term of each option granted under the Director Plan is ten years, provided that, in general, an option may be exercised only while the director continues to serve as a director of the Company or within 90 days thereafter.

EXECUTIVE OFFICERS

  Executive officers of the Company are elected by the Board of Directors annually at its meeting immediately following the Annual Meeting of Stockholders and hold office until the next annual meeting unless they sooner resign or are removed from office. There are no family relationships between any directors or executive officers of the Company.

  The following table lists the current executive officers of the Company. It is anticipated that each of these officers will be elected or re-elected by the Board of Directors following the Annual Meeting of Stockholders:

NAME                     AGE                         POSITION
----                     ---                         --------
David A. Swann, Ph.D. .. 60  Chairman and Chief Scientific Officer
J. Melville Engle....... 46  President and Chief Executive Officer
Sean F. Moran........... 38  Vice President of Finance, Chief Financial Officer, Clerk
                             and Treasurer
Jing-wen Kuo, Ph.D. .... 50  Vice President of Technical and Clinical Affairs
Shawn D. Kinney......... 37  Vice President of Operations

  Mr. Moran was appointed Treasurer of the Company in February 1992 and Vice President of Finance and Chief Financial Officer in February 1993. From July 1996 to September 1996, Mr. Moran served as one of two members of the Office of the President. He served as Treasurer of MedChem from May 1991 to May 1993. Mr. Moran also served as Controller of MedChem from September 1990 to May 1991. Previously, Mr. Moran served as Corporate Manufacturing Controller at Instron Corporation, a manufacturer of materials testing instrumentation, from January 1988 to August 1990. Mr. Moran received a B.S. in Business Administration and a M.B.A. from Babson College.

  Dr. Kuo was appointed Vice President of Technical and Clinical Affairs of the Company in August 1996. He served as Vice President of Research and Development from February 1993 to August 1996. He also served as Vice President of Research and Development of MedChem from July 1992 to May 1993, Director of Basic Research from September 1989 to July 1992, Senior Chemist from 1986 to 1989 and Research Chemist from 1984 to 1986. Dr. Kuo received a M.S. and a Ph.D. from the State University of New York at Stony Brook.

  Mr. Kinney was appointed Vice President of Operations of the Company in January 1996. From July 1996 to September 1996, he served as one of two members of the Office of the President. He served as Director of Technology from January 1995 to January 1996 and as Manager, Analytical Laboratory from 1993 to 1995. He also served as a consultant to the Company and MedChem from 1986 to 1993. Mr. Kinney received a B.S. from Southeastern Massachusetts University, a M.S. from Northeastern University and is expecting a Ph.D. from the University of Massachusetts in 1997.

  Biographical information concerning Dr. Swann and Mr. Engle is set forth above.

EXECUTIVE COMPENSATION

 Summary Compensation

  The following table sets forth certain information concerning the compensation for each of the last three fiscal years of the Company's Chief Executive Officer during fiscal 1996, the Company's most highly compensated current executive officers (other than the Chief Executive Officer) and two former executive officers, whose cash compensation exceeded $100,000 during the last fiscal year. The current Chief Executive Officer began his employment with the Company after the end of the last fiscal year and is not represented in this table.

                          SUMMARY COMPENSATION TABLE

                                                             LONG-TERM
                                     ANNUAL COMPENSATION    COMPENSATION
                                    ----------------------  ------------
                             FISCAL                            AWARDS        ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR     SALARY    BONUS (1)  ------------  COMPENSATION (2)
---------------------------  ------ ------------ ---------   (OPTIONS)    ----------------
David A. Swann, Ph.D......    1996  $    103,010    $ 0       168,750(3)      $ 5,150
  Chairman and Chief Sci-     1995       162,115      0       106,000(4)       18,239
   entific
  Officer, Former Presi-
   dent                       1994       210,750      0       355,500(5)        4,497
  and Former Chief Execu-
   tive Officer
Robert S. DuFresne........    1996       161,255      0             0           6,865
  Former President            1995        19,615      0       180,000               0
Bernard P. Sullivan.......    1996       129,231      0             0           6,462
  Former Senior Vice          1995       118,126      0        20,000          11,906
  President of Operations     1994       117,294      0        46,000(6)        5,865
Sean F. Moran.............    1996       120,000      0             0           6,000
  Vice President of Fi-
   nance,                     1995       111,139      0        20,000          11,557
  Chief Financial Officer,    1994       107,200      0        91,500(7)        5,360
  Clerk and Treasurer
Jing-wen Kuo, Ph.D........    1996       105,000      0             0           5,250
  Vice President of Tech-
   nical                      1995        97,090      0        30,000          10,105
  and Clinical Affairs        1994        93,588      0        48,250(8)        4,385

--------
(1) The Company did not pay any bonuses for the Company's 1996, 1995 and 1994 fiscal years.
(2) Constitutes the dollar value of the Company's matching contributions of shares of Common Stock to the 401(k) Plan based on the closing price of Common Stock on the last day of each month. The dollar value of the Company's discretionary contribution of shares of Common Stock to the 401(k) Plan based on the closing price of Common Stock on March 21, 1995 is included in the 1995 fiscal year.
(3) As part of the amended employment agreement dated February 1, 1996, stock options of 168,750 were granted that vest over a 27 month period. These options expire on February 1, 2006.
(4) Dr. Swann received grants aggregating 86,000 options in lieu of 3 months compensation.
(5) Includes 60,000 stock options granted under the Stock Option Plan during the Company's 1994 fiscal year and 295,500 stock options granted during previous fiscal years, all of which were repriced effective as of August 12, 1994.
(6) Includes 15,000 stock options granted under the Stock Option Plan during the Company's 1994 fiscal year and 31,000 stock options granted during previous fiscal years, all of which were repriced effective as of August 12, 1994.

(7) Includes 30,000 stock options granted under the Stock Option Plan during the Company's 1994 fiscal year and 61,500 stock options granted during previous fiscal years, all of which were repriced effective as of August 12, 1994.
(8) Includes 10,000 stock options granted under the Stock Option Plan during the Company's 1994 fiscal year and 38,250 stock options granted during the previous years all of which were repriced effective August 12, 1994.

 Option Grants

  The following table sets forth certain information concerning grants of stock options made during fiscal 1996 to each of the Senior Executives.

             OPTION GRANTS IN LAST FISCAL YEAR (INDIVIDUAL GRANTS)

                                              PERCENT OF
                              NUMBER OF      TOTAL OPTIONS            MARKET
                             SECURITIES       GRANTED TO   EXERCISE   PRICE
                             UNDERLYING      EMPLOYEES IN  PRICE PER ON DATE  EXPIRATION
NAME                     OPTIONS GRANTED (1)  FISCAL YEAR    SHARE   OF GRANT    DATE
----                     ------------------- ------------- --------- -------- ----------
David A. Swann, Ph.D....       168,750(2)         74%        $0.50    $4.25    02/01/06
Robert S. DuFresne......             0            --           --       --        --
Bernard P. Sullivan.....             0            --           --       --        --
Sean F. Moran...........             0            --           --       --        --
Jing-wen Kuo, Ph.D......             0            --           --       --        --

--------
(1) With the exception of Dr. Swann, no stock options were granted to any Senior Executive during the last fiscal year.
(2) Dr. Swann received a grant of 168,750 stock options that vests in equal monthly installments over a 27 month period. These options expire on February 1, 2006. The exercisability of each option automatically accelerates upon a "Change in Control of the Company" (as defined in the Stock Option Plan).

 Option Exercises and Holdings

  The following table sets forth certain information concerning exercises of stock options during fiscal 1996 by each of the Senior Executives and the number and value of options held by each of the Senior Executives on August 31, 1996.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                                                    NUMBER OF             VALUE OF
                                                    SECURITIES          UNEXERCISED
                                              UNDERLYING UNEXERCISED    IN-THE-MONEY
                                                    OPTIONS AT           OPTIONS AT
                          NUMBER OF               FISCAL YE (1)        FISCAL YE (1)
                           SHARES             ---------------------- ------------------
                         ACQUIRED ON  VALUE        EXERCISABLE/         EXERCISABLE/
                          EXERCISE   REALIZED     UNEXERCISABLE        UNEXERCISABLE
                         ----------- -------- ---------------------- ------------------
David A. Swann, Ph.D. ..        0    $     0     521,417/158,333     $1,432,408/636,772
Robert S. DuFresne......    8,000     26,360        52,000/0              120,250/0
Bernard P. Sullivan.....   24,038     52,295      43,167/18,333         102,323/47,396
Sean F. Moran...........    9,000     35,355      81,867/23,333         189,454/58,959
Jing-wen Kuo, Ph.D. ....   14,799     53,168      40,417/23,333          93,463/61,459

--------
(1) Based on the fair market value of the Common Stock on August 31, 1996 of $4.9375 per share less the option exercise price.

EMPLOYMENT ARRANGEMENTS WITH SENIOR EXECUTIVES

  Dr. Swann is a party to an employment agreement which was originally entered into on April 29, 1993 and which provided an initial annual base salary of $210,750 plus bonuses and benefits at the discretion of the Board. The employment agreement with Dr. Swann was amended on February 1, 1996. The amended agreement is for a term ending May 3, 1998 and entitles Dr. Swann to a salary of $2,000 per month, stock options for 168,750 shares of Common Stock vesting in equal monthly installments over a 27 month period, and benefits and bonuses at the discretion of the Board.

  Mr. Engle is also a party to an employment agreement with the Company. The employment agreement with Mr. Engle commenced September 24, 1996. Under the agreement, Mr. Engle is entitled to an annual base salary of $200,000, a grant of stock options for 250,000 shares of Common Stock vesting in equal installments over four years, plus bonuses and benefits. If Mr. Engle's employment is terminated without cause, the agreement entitles him to severance in the amount of six months base salary and six months medical benefits. In the event of a constructive termination due to a "hostile" change of control, Mr. Engle will receive severance of twelve months salary (and medical benefits) if he is not retained in a substantially equivalent position.

  Mr. DuFresne entered into an employment agreement with the Company in July 1995 which provided a base salary of $170,000, a grant of 180,000 stock options vesting over a period of three years and benefits and bonuses at the discretion of the Board. The agreement was terminated effective August 1, 1996 pursuant to a letter agreement, the terms of which entitle Mr. DuFresne to continue receiving his base salary of $170,000 until January 31, 1997, and to receive paid medical benefits. Mr. DuFresne's right to exercise certain stock options was extended to April 1997.

  Mr. Sullivan entered into an employment agreement with the Company in April 1993 for a five-year term. The agreement entitled Mr. Sullivan to receive an initial base salary of $117,294 plus bonuses and benefits at the discretion of the Board of Directors. Mr. Sullivan's employment agreement was terminated effective February 5, 1996. Mr. Sullivan entered into a consulting agreement with the Company effective February 6, 1996 to February 5, 1997. The agreement entitles Mr. Sullivan to a salary of $120,000 during the term of the agreement and to certain benefits and expenses.

  Mr. Moran and Dr. Kuo are also parties to employment agreements which commenced on April 29, 1993 and were amended in May 1995 for a two-year term. Under the amended agreements, Mr. Moran and Dr. Kuo are entitled to receive initial annual base salaries of $120,000 and $105,000 respectively (subject to adjustment thereafter as determined by the Board of Directors), plus benefits, and bonuses at the discretion of the Board of Directors.

CERTAIN RELATIONSHIPS

  On February 29, 1996 the Company sold 1,455,000 shares of Common Stock in a private placement, at a price per share of $2.75 resulting in net proceeds to the Company of approximately $3.6 million. In connection with the sale of Common Stock, the Company issued stock purchase warrants to Leerink, Swann, Gerrity, Sollami, Yaffe and Wynn, Inc., as placement agent, for 146,664 shares of Common Stock at $3.00 per share and 57,036 shares of Common Stock at $4.00 per share. L. Eric Swann, a principal of Leerink, Swann, Gerrity, Sollami, Yaffe and Wynn, Inc., is the son of David A. Swann, Ph.D.

  On May 17, 1995, the Company sold 120,970 shares of Preferred Stock in a private placement for a purchase price of $20 per share, resulting in net proceeds to the Company of approximately $2.3 million. In connection with the sale of the Preferred Stock, the Company also issued Warrants to the holders of Preferred Stock to purchase 60,485 additional shares of Preferred Stock at an exercise price of $20 per share. Axiom Venture Partners Limited Partnership acquired 100,000 shares of such Preferred Stock and 50,000 of such Warrants. In connection with its investment in the Company and pursuant to the terms of the Shareholders' Agreement, Axiom nominated and the Board of Directors elected Samuel McKay, a general partner of the general partner of Axiom, as a member of the Company's Board of Directors. Axiom subsequently nominated and the Board of Directors elected Dr. Harvey Sadow as an additional member of the Company's Board of Directors. Substantially all of the remaining outstanding shares of Preferred Stock and Warrants were issued to persons who at the time of issuance were directors and executive officers of the Company, including 5,000 shares of Preferred Stock and 2,500 Warrants to each of Jonathan Donaldson and Steven Wheeler, Directors of the Company, 3,800 shares of Preferred Stock and 1,900 Warrants to Dr. David Swann, the former Chief Executive Officer and a current Director of the Company, 2,000 shares of Preferred Stock and 1,000 Warrants to Joseph Bower, a Director of the Company, 1,200 shares of Preferred Stock and 600 Warrants to Dr. Eugene Davidson, a Director of the Company, 750 shares of Preferred Stock and 375 Warrants to Alan Ezekowitz, a former Director of the Company and a current member of the Company's Scientific Advisory Board, 700 shares of Preferred Stock and 350 Warrants to Sean Moran, the Company's Vice President of Finance, Chief Financial Officer, Treasurer and Clerk, and 20 shares of Preferred Stock and 10 Warrants to Jing-wen Kuo, the Company's Vice President of Research and Development.

  Each Share of Preferred Stock is entitled to receive an annual dividend on May 1 of each year, at a rate of $1.80 per share payable in additional shares of Preferred Stock or cash if certain financial covenants are met. For the period May 17, 1995 through May 1, 1996, Anika issued 5,289 shares of Preferred Stock to the Preferred Shareholders as a dividend payment. The total recorded value of the dividend was $208,227.

               APPROVAL OF AMENDMENT TO ARTICLES OF ORGANIZATION
                       TO CHANGE THE NAME OF THE COMPANY

  The Board of Directors has adopted a resolution approving and recommending to the stockholders for their approval, an amendment to the Company's Articles of Organization to change the name of the Company from Anika Research, Inc. to Anika Therapeutics, Inc. The Board of Directors believes the change in the Company name is in the best interests of the Company as it will allow the Company to be more closely identified with its business activities and products.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO CHANGE THE NAME OF THE COMPANY FROM ANIKA RESEARCH, INC. TO ANIKA THERAPEUTICS, INC.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors, at the recommendation of the Audit Committee, has selected the firm of KPMG Peat Marwick LLP as the Company's independent auditors for the current fiscal year. KPMG Peat Marwick LLP has served as the Company's independent auditors since the Company's inception. Although stockholder approval of the Board of Directors' selection of KPMG Peat Marwick LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors may reconsider its selection of KPMG Peat Marwick LLP.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE CURRENT FISCAL YEAR.

  Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of the Company's outstanding shares of Common Stock (directly or beneficially), to file with the Securities and Exchange Commission (the "SEC") and NASDAQ initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, the Company believes that during the fiscal year ended August 31, 1996, all filing requirements were met.

                                 OTHER MATTERS

  The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

  All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews, and the Company reserves the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and, as required by law, the Company will reimburse them for their out-of-pocket expenses in this regard.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders to be held in 1998 must be received by the Company at its principal office in Woburn, Massachusetts not later than December 6, 1997 for inclusion in the proxy statement for that meeting.

  The Company's By-Laws also establish an advance notice procedure with respect to the introduction of business by stockholders at annual meetings. In order to be properly brought before an annual meeting by a stockholder, such business must have been specified in a written notice given by or on behalf of a stockholder of record on the record date for such meeting entitled to vote thereat or a duly authorized proxy for such stockholder in accordance with all of the requirements described below. Such notice must be delivered personally to or mailed to and received at the principal executive office of the Company, addressed to the attention of the Clerk, not less than thirty days prior to the first anniversary date of the initial written notice given to stockholders by or at the direction of the Board of Directors with respect to the previous year's annual meeting, provided, however, that such notice shall not be required to be given more than sixty days prior to an annual meeting of stockholders. Such notice given by or on behalf of the stockholder shall set forth (i) a full description of each such item of business proposed to be brought before the meeting, (ii) the name and address of the person proposing to bring such business before the meeting, (iii) the class and number of shares held of record, held beneficially and represented by proxy by such person as of the record date for the meeting (if such date has been made publicly available) and as of the date of such notice, (iv) if any item of such business involves a nomination for director, all information regarding each such nominee that would be required to be set forth in a definitive proxy statement filed with the SEC pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, or any successor thereto, and the written consent of each such nominee to serve if elected, and (v) all other information that would be required to be filed with the SEC if, with respect to the business proposed to be brought before the meeting, the person proposing such business was a participant in a solicitation subject to Section 14 of the Securities Exchange Act of 1934, as amended, or any successor thereto.

  The chairman of the meeting may, if the facts warrant, determine and declare to the meeting that any proposed item of business was not brought before the meeting in accordance with the foregoing procedure and, if he should so determine, he shall so declare to the meeting that the defective item of business shall be disregarded.

  STOCKHOLDERS MAY OBTAIN, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED AUGUST 31, 1996 BY WRITING TO THE INVESTOR RELATIONS DEPARTMENT, ANIKA RESEARCH, INC., 236 WEST CUMMINGS PARK, WOBURN, MASSACHUSETTS 01801.

                                          By Order of the Board of Directors,

                                          Sean F. Moran, Clerk

December 6, 1996

  THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                                                      Appendix A

PROXY                        ANIKA RESEARCH, INC.
                        ANNUAL MEETING OF STOCKHOLDERS
  This Proxy is Solicited on behalf of the Board of Directors of the Company

     The undersigned, having received notice of the meeting and management's proxy statement therefor, and revoking all prior proxies, hereby appoints Dr. David A. Swann, Mr. Sean F. Moran and Richard E. Floor, P.C., and each of them, with full power of substitution, as proxies to represent and vote all shares of common stock which the undersigned would be entitled to vote, if personally present, at the Annual Meeting of Stockholders of Anika Research, Inc. to be held at the Omni Parker House, 60 School Street, Boston, Massachusetts, on Wednesday, January 8, 1997, at 10:00 a.m., and at any adjournment thereof, with respect to the following matters set forth below and on the reverse side.

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is given, this proxy will be voted in favor of proposals 1, 2 and 3.

1. To elect the two nominees listed below to serve as Class I Directors for a term of three years.
    Nominees: Dr. Joseph L. Bower and Dr. Eugene A. Davidson

    [_] For both  [_] Withheld from  [_] For both nominees except as noted below
        nominees      both nominees      _______________________________________


                      (Continued and to be signed and dated on the reverse side)

                                                                      Appendix A

(Continued from other side)

2. To approve an amendment to the        4. In their discretion, the proxies
   Company's Articles of Organization       are authorized to vote upon such
   to change the name of the Company        other matters as may properly
   from Anika Research, Inc. to             come before the meeting or any
   Anika Therapeutics, Inc.                 adjournment thereof.

   [_] FOR  [_] AGAINST  [_] ABSTAIN

3. To ratify the selection of KPMG Peat     Any proxy may be revoked by a stock-
   Marwick LLP as independent auditors      holder at any time before its
   of the Company.                          exercise by delivery of written
                                            revocation or a subsequently dated
   [_] FOR  [_] AGAINST  [_] ABSTAIN        proxy to the Clerk of the Company or
                                            by voting in person at the meeting.
                                            Attendance of the stockholder at the
                                            meeting, or any adjournment thereof
                                            will not in and of itself constitute
                                            revocation of this proxy.

                                            Mark here for address change
                                            and note at left                [_]

                                            Mark here if you plan to
                                            attend the meeting              [_]

                                            Please sign and return immediately.

                                            Dated:________________, ______

                                            ____________________________________
                                                          Signature

                                            ____________________________________
                                                  Signature if held jointly

                                            When signing as attorney, executor,
                                            administrator, trustee or guardian,
                                            please give full title. If more than
                                            one trustee, all should sign. All
                                            joint owners must sign.